Exhibit 99.4

                           Incentive Compensation Plan

1.    Definitions.

      (a) "Administrative Committee" means the Board of Directors of the Company unless the Board shall elect from among its members a committee to administer the Plan.

      (b) "Board" means the Board of Directors of the Company.

      (c) "Change in Control" means (i) a tender offer or exchange offer made and consummated for ownership of Common Stock representing 30% or more of the combined voting power of the Company's outstanding securities; (ii) the sale or transfer of substantially all of the Company's assets to another person which is not a wholly-owned subsidiary of the Company; (iii) any transaction relating to the Company which must be described in accordance with item 5(f) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission; or (v) any merger, share exchange or consolidation of the Company with another entity.

      (d) "Common Stock" means shares of the common stock of the Company.

      (e) "Company" means Gyrodyne Company of America, Inc.

      (f) "Closing Date" means the date a Change in Control is consummated.

      (g) "Fair Market Value of one share of Common Stock as of the Establishment Date" means $15.3875.

      (h) "The Fair Market Value of one share of Common Stock as of the Closing Date" shall mean (i) in the event a Change in Control is effected by a cash purchase of Common Stock, the price paid by the acquirer; and (ii) in the event of a Change in Control is effected with consideration other than cash or involving the sale of Company assets, the per share value to the target shareholders of the transaction as consummated as determined by an investment banking firm which is a member of the New York Stock Exchange and which is selected by the Company.

      (i) "Establishment Date" means June 25, 1999.

      (j) "Incentive Compensation Payments" means the payments to be made to Participants under the terms of the Plan.

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      (k) "Incentive Compensation Rights" or "ICRs" are the rights created under the terms of the Plan.

      (l) "Other Eligible Employee" means any individual who is employed by the Company and who is not the President, the Executive Vice-President, or a Vice President of the Company or an Other Management Employee.

      (m) "Other Management Employee" means any management employee of the Company who is not the President, the Executive Vice President or a Vice President of the Company.

      (n) "Participant" means any individual who has been granted ICRs by the Administrative Committee.

      (o) "Plan" means this Incentive Compensation Plan.

      (p) "ICR Unit" means the unit used under the Plan to compute the incentive compensation to be paid to Participants reflecting the appreciation in the value of the Common Stock from the Establishment Date through the Closing Date and which is equivalent to one share of Common Stock for the purposes of this Plan and for no other purpose.

2.    Purpose.

      The purpose of the Plan is to promote the shareholder point of view among employees and members of the Board; encourage Participants to support a Change in Control at the highest obtainable per share value; and create an alternative incentive compensation plan which, unlike the existing stock option plans, will not cause continued dilution.

3.    Eligibility.

      All employees of the Company and all members of the Board are eligible for ICR grants under the terms of the Plan.

4.    Granting of ICRs.

      The Administrative Committee has, effective June 25, 1999, awarded ICRs to all employees having at least one year of employment with the Company, and all members of the Board on that date.

      Employees and members of the Board assuming positions described in paragraph 5 below after June 25, 1999, may be granted ICRs by majority vote of the Administrative Committee.


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5.    Incentive Compensation Payments.

      Participants shall be paid Incentive Compensation Payments within 10 days after the consummation of a Change in Control in accordance with the following percentage weights:

                                                                                        % of
                                                     Percentage     Participants       Total
CLASS                                                  Weight         in class*       by class
-----                                                  ------       ------------      --------
1. President & CEO                                     12%                1             12%

2. Executive Vice President                             8-1/2%            1              8 1/2%

3. Vice President                                       3%                2              6%

4. Other Management Employees                           2-1/2%            4             10%

5. Other Eligible Employees                               1/2%           13              6 1/2%

6. Non-Employee Directors                               5-1/2%            7             38 1/2%

7. Non-employee Director
   Executive Committee Service                          3%                4             12%

8. Non-Employee Director
   Special Change in Control
   Committee                                            1-1/2%            3              4 1/2%

9. Chairman of the Board                                2%                1              2%
                                                                                       ------
                                                                        Total          100%

*estimated

      (iii) An individual Participant's Incentive Compensation Payment will equal the percentage of the total payments allocated to the Participant's class (column 3) divided by the number of persons in that class (column 2) times the Total Value of the ICR Units as defined in Section 6 below.

      In the event that a Participant's ICRs terminate prior to a Change in Control, the percentage assigned that Participant shall automatically be redistributed pro-rata to the other Participants within the class. In the event that a new Participant joins a class, the percentage assigned within the


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

class will automatically be redistributed pro-rata to the Participants in the class. In the event that there are no Participants remaining in a class, the percentage assigned to the class shall be redistributed pro rata among the other classes.

      The Administrative Committee may, in its sole discretion, effectuate changes in the percentage assigned to a class based upon the fairness of the weighting process after any redistribution. In no event shall any change by the Administrative Committee reduce the individual percentage weight assigned on the Establishment Date to a Participant.

      ICRs for Board members shall be cumulative. For example, a Chairman of the Board who held no other position would receive 7-1/2%.

6.    Number of ICR Units.

      The number of ICR Units shall be fixed at 100,000.

      The Total Value of ICR Units on the Closing Date shall equal the difference between the Fair Market Value of the Common Stock on the Establishment Date ($15.3875) and the Fair Market Value of the Common Stock on the Closing Date multiplied by the total number of ICR Units (100,000).

7.    Vesting.

      A Participant's ICRs shall vest on the date a Change of Control is consummated provided that he or she has continuously remained in the position giving rise to the ICR. In the event that any Participant should die prior to a Change in Control, the Participant's ICR's will be deemed to have vested on the date of the Participant's death. In such event, in computing the Incentive Compensation Payments, the Participant shall be deemed to hold the position held on the date of death.

8.    Method of Payment.

      Incentive Compensation Payments shall be paid in one lump sum, as compensation, subject to payroll tax and other withholding. Incentive Compensation Payments may be paid in fully registered and freely transferable Common Stock, at the Company's option. In such event, the value of the Common Stock shall be deemed to equal the Fair Market Value of the Common Stock on the Closing Date.


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

9.    Duties of Administrative Committee.

      The Administrative Committee shall award ICRs and administer, construe and interpret the Plan. No member of the Administrative Committee shall be liable for any act done or determination made in good faith. The construction and interpretation by the Administrative Committee of any provision of this Plan shall be final and conclusive.

10.   Discontinuance of Plan.

      The Board may discontinue the Plan at any time, provided that such discontinuance shall not affect the Participant's right to receive Incentive Compensation Payments for any Change in Control announced prior to the date of discontinuance or consummated within one year of the date of discontinuance.

11.   Limitation of Rights.

      Nothing in this Plan shall be construed to:

      (1) Give any employee of the Company any right to be awarded any ICR Units other than in the sole discretion of the Administrative Committee;

      (2) Give a Participant any rights whatsoever with respect to shares of Common Stock;

      (3) Limit in any way the right of the Company to terminate a Participant's employment with the Company at any time; or

      (4) Be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

12.   Adjustment in Number of Units.

      In the event of any stock dividend on the Common Stock or any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Administrative Committee in the aggregate number of ICR Units which may be awarded under this Plan, and in the number of Units outstanding to the credit of each Participant.


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

13.   Nonalienation of Benefits.

      No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Participant entitled to such benefits. In the event of the death of a Participant, a beneficiary designated in a writing signed by the Participant, or if there is no such designated beneficiary, the personal representative of the decedent's estate, shall be entitled to exercise the decedent's vested ICRs. The Exercise Price shall be paid to the designated beneficiary, or if there is no such designated beneficiary, the personal representative of the decedent's estate.


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